Exhibit 10.45

1101 Market Street, Chattanooga, Tennessee 37402

November 10, 2026

Thomas C. Rice

Tom,

On behalf of TVA, it is with great pleasure that I offer you the position of President & Chief Financial Officer at TVA, effective November 16, 2026.

All terms of your current compensation will remain in place as you serve as TVA’s President & Chief Financial Officer (CFO). This includes an annual salary of $729,675; an 80% Executive Annual Incentive Plan (EAIP) opportunity, which is currently $583,740; and the following grants under the Long-Term Incentive Plan (LTIP): a $579,000 Long-Term Incentive Retention grant and a $1,355,000 Long-Term Incentive Performance grant.

In addition, TVA will provide you with an annual retirement contribution of at least $1,750,000 that will be made to your Restoration Plan account within 30 days from the end of each TVA fiscal year in which you serve as President & CFO (Restoration Plan Contribution). For fiscal year 2027, the Restoration Plan Contribution will be $1,750,000. The contribution shall be credited to your account in accordance with the terms of the Restoration Plan by no later than October 31 following the end of the applicable fiscal year. In the event you separate from TVA service prior to the end of a fiscal year for reasons other than Gross Misconduct, as defined below, your Restoration Plan Contribution will be prorated based upon full months served at TVA within that fiscal year. Should you separate from TVA due to gross misconduct, your entire Restoration Plan Contribution will be forfeited.

For purposes of your participation in TVA’s Executive Severance Plan (ESP), you shall be entitled to a lump-sum cash separation payment calculated by multiplying the sum of your (a) annual salary, (b) target EAIP opportunity, and (c) target LTIP opportunity (such sum being hereinafter referred to as Covered Compensation) by a severance multiple of 1.0. If I cease to serve as TVA’s Chief Executive Officer for any reason, and within the following 18 months you either (1) are removed from your position as President & Chief Financial Officer (or as President in any future capacity in which you serve as TVA’s President) for any reason other than for Gross Misconduct or (2) you resign for Good Reason, then you will be entitled to a separation payment under the ESP by multiplying Covered Compensation by a severance multiple of 2.0. TVA intends for any such separation payment to be interpreted, operated, and administered in a manner consistent with the short-term deferral exemption (or any other exemption) from Section 409A of the Internal Revenue Code (Section 409A), or, if not so exempt, to comply with Section 409A. Any provision that is required by Section 409A to appear in this offer letter that is not expressly set forth shall, in TVA’s election, be deemed to be set forth herein, and this offer letter shall be administered in all respects as if such provision were expressly set forth herein. Notwithstanding the above, TVA agrees to indemnify you for any taxes, interest, or penalties that

Thomas C. Rice

November 10, 2026

may arise under Section 409A in connection with any severance payment, including a gross-up for additional taxes incurred as a result of such reimbursement.

As currently defined in the EAIP and LTIP, you have met the eligibility requirements for Retirement. While you continue to serve as President & CFO (or in any future capacity in which you serve as TVA’s President), TVA will not amend those plans in a manner that prevents you from meeting the eligibility requirements for Retirement.

For purposes of administering all agreements and elements of your compensation, Good Reason shall mean any of the following, subject to your providing notice to TVA and the opportunity for TVA to cure within 30 days: (a) a material adverse change in your authority, duties, or responsibilities (excluding during any period of physical or mental incapacity) with respect to your employment with TVA without your prior written consent; (b) a material reduction in your total compensation, without your prior written consent (other than any reduction applicable to TVA executive employees generally); (c) an actual change in your principal work location by more than 50 miles and more than 50 miles from your principal place of abode as of the date of such change in job location without your prior written consent; or (d) a material breach by TVA of any term or provision of the ESP without prior written consent. In this paragraph, “total compensation” means the sum or your annual salary, target EAIP opportunity, target LTIP-R opportunity, target LTIP-P opportunity, and the annual Restoration Plan Contribution referenced above.

Your rights as outlined in this letter shall exist regardless of any terms of the ESP, LTIP, EAIP, or any other TVA compensation policies or plans, and the Board’s approval of the severance and retirement provisions included in this letter constitutes an express approval of an exception to any otherwise applicable terms.

Please indicate your acceptance of this offer (below).

Sincerely,

/s/ Michael D. Skaggs

Michael D. Skaggs
Chief Executive Officer

Accepted: /s/ Thomas C. Rice
    Thomas C. Rice

cc:    Vice President, Human Resources